UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 18, 2009

Forterus, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52529	20-8623320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41640 Corning Place
Suite 104
Murrieta, California 92562

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code (951) 837-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

¨ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
¨ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
¨ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
¨ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02

(a) On August 19, 2009,  Forterus, Inc. (the “Company”) announced its financial results for the quarter ended June 30, 2009.

The Company’s revenue for the quarter ending June 30, 2009, was $1,304,082 or $.09 per share.  The company showed a profit of $32,921 (or $.002 per share) for the quarter.  This compares to $1,040,092 ($0.077 per share) and a profit of $15,287 ($0.001 per share) for the quarter ending March 31, 2009.

The Company revenue for the six months ending June 30, 2009, was $2,344,174 (or $.1735 per share) with a profit of $48,208 (or $.004 per share).

The information in this Item 2.02 of this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 5.03

(a)
In June 2009, the Company’s Board of Directors approved the creation of an Executive Committee of the Board of Director’s to act in lieu of the Board for matters relating to everyday business of the Company.

(b)
The Company’s Board of Directors is reviewing the By-Laws to provide a staggered Board of Directors.  The Board expects to present a proposal to modify the By-laws in order to provide a staggered board at the next annual meeting of shareholders.

Item 8.01

(a)	During August 2009, the Company opened another facility in Southern California thereby increasing its total capacity by approximately 11%.

(b)	The Company filed a Conditional Use Permit for a 22-bed facility in Ventura County, California. Upon approval of the permit, the Company’s capacity would increase by approximately 40%.

(c)
The Company has made a shift in its marketing plan.  This proprietary marketing plan has resulted in an increase in its insurance receivables by approximately 50% since January 2008.  The new marketing plan has had a positive impact on the Company’s revenues; however, it may have a negative effect on the Company’s cash flow.

(d)	The Company provides financing options to its clients. This is offered by a 3rd party and the Company has no exposure or recourse on this 3rd party financing.

(e)	The Company also provides internal financing; however, the Company’s guidelines require a minimum down payment to cover expected expenses thereby limiting the Company’s exposure on these transactions.

(f)	The Company recently received $50,000 in funding from a 3rd Party. The $50,000 is a loan from the 3rd party and represents an initial tranche of available funds.

(g)
The Company’s  officers are recommending to the Board of Directors that the Company offer a cash dividend to its Common Shareholders.  The issue shall be discussed at the Company’s next meeting of the Board of Directors.

(h)	The Company expects to continue its Stock Buyback Plan. The Company has not yet fulfilled the $20,000 Stock Buyback.

(i)
The Company has recently been cited by the City of Murrieta for alleged violations of the city zoning ordinances.  The facility; however, has been licensed by the State of California and protected by the Federal statute Americans with Disabilities Act and  is therefore exempt from the discriminatory zoning ordinances of the city.   The Company is consulting with its counsel and is preparing a necessary legal action to protect our clients.

(j)
The Company shall offer the holders of the Series C Preferred Stock Holders 5,000,000 shares of Common Stock and $16,667 in cash in exchange for the deferred dividend of approximately $196,975 or 26,576,000 shares of Common Stock.

Item 9.01
(a) On June 1, 2009the Company entered into employee agreements with Paul Howarth as its Chief Executive Officer.  The employment contract has been attached as an exhibit to this filing.

(b) On June 1, 2009 the Company entered into employee agreements with Jerrod Menz as its President.  The employment contract has been attached as an exhibit to this filing.

Exhibits

10.1    Employment Agreements

SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 18, 2009	Forterus, Inc.
By: /s/ Paul Howarth By:/s/ Jerrod Menz By:/s/ Wade Mezey